Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Tellurian Inc. (formerly known as Magellan Petroleum Corporation) of our report dated September 30, 2016 relating to the financial statements of Tellurian Services LLC as of April 9, 2016, December 31, 2015, and 2014 and for the period from January 1, 2016 to April 9, 2016 and for the years ended December 31, 2015 and 2014, appearing in Registration Statement No. 333-213923 on Form S-4 of Tellurian Inc. (formerly known as Magellan Petroleum Corporation) and incorporated by reference to the Current Report on Form 8-K of Tellurian Inc. dated February 10, 2017 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 10, 2017